Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Cannae Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$200,000,000.00	(1)	$147.60 per $1,000,000.00	$29,520.00	(2)
Fees Previously Paid	—			—
Total Transaction Valuation	$200,000,000.00
Total Fees Due for Filing				$29,520.00
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$29,520.00

1.

Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant’s offer to purchase up to $200,000,000.00 in value of shares of common stock, par value $0.0001 per share.

2.

Calculated at $147.60 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2024. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.